December 7, 2004

Beth Axelrod

Dear Beth:

eBay Inc. (“the Company” or “eBay”) is pleased to offer you, subject to approval by eBay’s Board of Directors, the exempt position of Senior Vice President, Human Resources at a salary of $16,346.16 paid bi-weekly, which is equivalent to an annualized salary of $425,000.16. In addition, the Company may award you discretionary bonuses from time to time.

You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 325,000 shares of the Company’s Common Stock. If we receive your written acceptance by January 15, 2005 and you start in San Jose, California no later than March 31, 2005, you will be granted an option for the purchase of an additional 25,000 shares of the Company’s Common Stock. The options will be granted under the Company’s 2001 Equity Incentive Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option. Enclosed is the Company’s securities trading policy, which outlines the procedures and guidelines governing securities trades by company personnel. Please review the enclosed trading policy carefully, sign and date the certification (page one of the agreement) and return it to me.

You will be eligible to participate in eBay’s Executive Management Incentive Program (MIP), which is comprised of 5 components: 4 quarterly and 1 annual. Payouts are based on individual achievement as well as Company performance. Your target bonus under the current program would be 60% of your base salary. Eligibility for this program begins with your first full business quarter of employment. You must be employed on the last day of the calendar quarter to be eligible for the quarterly pay out. To be eligible for the annual bonus component, you would need to be employed on the first day of the 4th calendar quarter and be employed on the last day of such quarter.

Within 30 days of joining the Company, you will receive a one-time bonus of $1,000,000.00 (less deductions and applicable taxes) to help offset the expected costs associated with your purchase of a home in the San Francisco Bay Area. In addition, should you provide reasonably-detailed documentation to the Company confirming the forfeiture of your year-end 2004 bonus that otherwise would have been payable from your current employer but for your agreement to commence employment with the Company, the Company will provide you with an additional one-time bonus of up to $500,000 (less deductions and applicable taxes) to compensate you for such foregone bonus amount.

eBay will assist with expenses incurred for your relocation from Westport, CT to the San Francisco Bay Area under the terms of eBay’s relocation assistance program for employees in positions comparable to yours. Details regarding the terms of such relocation assistance program are enclosed.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s Chief Operations Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the rules of the American Arbitration Association (AAA), rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This letter with attachments, the Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Arbitration Agreement, and the Proprietary Information and Inventions Agreement and returning them to me, along with the Company’s trading policy certification, by the close of business on January 15, 2005.

This offer is contingent upon your starting in San Jose, California, no later than April 30, 2005 and the completion of your background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. Your background and qualifications will add a unique strength to our department, as well as to eBay’s continued success. We look forward to you coming on board.

Very truly yours,	ACCEPTED:

/s/ Maynard Webb	/s/ Beth Axelrod 1/3/05

Maynard Webb Chief Operations Officer	Beth Axelrod Date Anticipated Start Date: 3/28/05

February 16, 2005

Beth Axelrod

Addendum to Offer Letter
(Dated December 7, 2004)

Dear Beth:

We are amending your previously signed offer letter to adjust your start date to April, 2005. Should you start in April you will still receive your offer grant of 350,000 pre-split shares.

In addition, contingent upon you joining the company and providing reasonably-detailed documentation to the Company confirming the forfeiture of your year-end 2004 bonus that otherwise would have been payable from your current employer but for your agreement to commence employment with the Company, the Company will provide you with an additional one-time bonus of up to $500,000 (less deductions and applicable taxes) to compensate you for such foregone bonus amount.

Very truly yours,	ACCEPTED:

/s/ Maynard Webb	/s/ Beth Axelrod 2/26/05

Maynard Webb Chief Operations Officer	Beth Axelrod Date Anticipated Start Date: 4/01/05